                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Life Medical Sciences, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                          LIFE MEDICAL SCIENCES, INC.
                              379 Thornall Street
                           Edison, New Jersey 08837

 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 3,
                                     1997

     Notice is hereby given that the annual meeting of stockholders of LIFE MEDICAL SCIENCES, INC., a Delaware corporation (the "Company"), will be held at the Woodbridge Hilton, 120 Wood Avenue South, Iselin, New Jersey 08830 on June 3, 1997 at 10:00 a.m., local time, for the following purposes:

    1.   To consider and vote upon the election of seven directors;

    2. To approve an amendment to the Company's Amended and Restated 1992 Stock Option Plan;

    3. To ratify the appointment of Richard A. Eisner & Company, LLP, as the independent auditors of the Company; and

    4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The close of business on April 24, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. A complete list of those stockholders will be open to examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company's executive offices at 379 Thornall Street, Edison, New Jersey 08837 for a period of 10 days prior to the meeting. The stock transfer books of the Company will not be closed.

     All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                             By the order of the Board of
                                             Directors,

                                             Dr. Herbert Moskowitz
                                             Chairman

Edison, New Jersey
Dated: April 28, 1997

                          LIFE MEDICAL SCIENCES, INC.
                              379 Thornall Street
                           Edison, New Jersey 08837

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Life Medical Sciences, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at the Woodbridge Hilton, 120 Wood Avenue South, Iselin, New Jersey 08830 on June 3, 1997 at 10:00 a.m., local time, and for any adjournment or adjournments thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company, at the above stated address. Attendance at the Meeting will not have the effect of revoking the proxy unless such written notice is given.

     If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, for the election of the nominees set forth under the caption "Election of Directors", for the approval of the amendment to the Company's Amended and Restated 1992 Stock Option Plan (the "Plan") and for the ratification of the appointment of Richard A. Eisner & Company, LLP, as the independent auditors of the Company.

     The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to holders of the Company's Common Stock, par value $.001 per share (the "Common Stock"), is April 28, 1997.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies by telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, bankers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                    VOTING

     Only holders of shares of Common Stock of record as at the close of business on April 24, 1997 (the "Record Date") are entitled to vote at the Meeting. On the Record Date there were issued and outstanding 7,914,820 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the Meeting. A majority in interest of the outstanding shares of Common Stock represented at the Meeting in person or by proxy shall constitute a quorum. The affirmative vote of a plurality of the shares of Common Stock so represented is necessary to elect the nominees as directors and the affirmative vote of the majority of the shares of Common Stock so represented is necessary to approve the amendment to the Plan and to ratify the appointment of Richard A. Eisner & Company, LLP, as the independent auditors of the Company. The stockholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person appointed by the Board before the Meeting to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. Abstentions and broker non-votes are included in the determination of the number of shares of Common Stock present at the Meeting for quorum purposes but broker non-votes are not counted in the tabulation of the votes cast on proposals presented to stockholders. THUS, AN ABSTENTION FROM VOTING ON ANY MATTER HAS THE SAME LEGAL EFFECT AS A VOTE "AGAINST" THE MATTER, EVEN THOUGH THE STOCKHOLDER MAY INTERPRET SUCH ACTION DIFFERENTLY.

                             ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

     At the Meeting, seven directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. MANAGEMENT RECOMMENDS THAT THE PERSONS NAMED BELOW BE ELECTED AS DIRECTORS OF THE COMPANY and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

     The following table sets forth the names of the nominees and certain information with regard to each nominee:

                                                 HELD          POSITION WITH
             NAME OF NOMINEE             AGE OFFICE SINCE         COMPANY
             ---------------             --- ------------- ---------------------
Dr. Herbert Moskowitz...................  56 August 1990   Chairman of the Board
Edward A. Celano........................  58 November 1996 Director
Coy Eklund..............................  81 March 1994    Director
Joel L. Gold............................  55 November 1991 Director
Robert P. Hickey........................  51 May 1996      President and Chief
                                                           Executive Officer;
                                             July 1996     Director
Walter R. Maupay........................  57 July 1996     Director
Irwin M. Rosenthal......................  68 August 1990   Director

NOMINEES FOR ELECTION AT THE MEETING

     Dr. Herbert Moskowitz is a co-founder and has served as the Chairman of the Board of the Company since the Company's inception in 1990. Dr. Moskowitz has also served as President and Chief Executive Officer of the Company during various periods. Dr. Moskowitz is also president, director and a principal stockholder of Magar Inc., a private investment firm. Magar Inc. is a principal stockholder of the Company. Dr. Moskowitz is a co-founder of Advanced Tissue Sciences, Inc., a publicly traded medical technology company, and at various periods from 1986 to 1989 served as director, chairman of the board, president and chief executive officer of such company. Dr. Moskowitz is a director and principal stockholder of Magna-Lab Inc., a publicly traded medical technology company, and a director of EchoCath, Inc. a publicly traded medical technology company. Dr. Moskowitz, a former practicing dentist, has been active in the healthcare field since 1958.

     Edward A. Celano has served as a director of the Company since November 1996. Since May 1996, Mr. Celano has been an executive vice president of Atlantic Bank of New York, a commercial bank. From November 1984 to May 1996, Mr. Celano was a senior vice president of NatWest Bank, a commercial bank. Mr. Celano is currently a director of the following publicly traded companies:
Artra Group, Inc. and Asta Funding, Inc.

     Coy Eklund has served as a director of the Company since March 1994. Since August 1987, Mr. Eklund has served as the chairman and chief executive officer of Trivest Financial Services, a company engaged in the television business. From 1938 to 1983, Mr. Eklund served in various capacities at The Equitable Life Assurance Society of the United States and from 1975 to 1983 was its chief executive officer. Mr. Eklund is also a director of Skysat Communications Network Corporation, a publicly traded company.

     Joel L. Gold has served as a director of the Company since November 1991. Since April 1996, Mr. Gold has been an executive vice president of L. T. Lawrence & Co., Inc., an investment banking firm. From April 1995 through April 1996, Mr. Gold was a managing director of Fechtor, Detwiler & Co., Inc., an investment banking firm. From January 1992 to March 1995, Mr. Gold was a managing director of Furman Selz Incorporated, an investment banking firm. From April 1990 to January 1992, Mr. Gold was a managing director of Bear Stearns & Co., Inc., a publicly traded investment banking firm. For approximately twenty years before he became affiliated with Bear Stearns & Co., Inc., he held various positions with Drexel Burnham Lambert, Incorporated, an investment banking firm. Mr. Gold is currently a director of the following publicly traded companies: Concord Camera Corp.; BCAM International Corporation; and Sterling Vision, Inc.

     Robert P. Hickey has served as President and Chief Executive Officer of the Company since May 1996 and as a director since July 1996. From May 1994 until joining the Company, Mr. Hickey was founder and president of Roberts Healthcare Resources, Inc., a company engaged in project consulting to Fortune 500 and leading edge companies in the healthcare industry. From 1975 to 1994 Mr. Hickey served in various positions at Johnson & Johnson. From 1992 to 1994, Mr. Hickey was vice president, marketing and director of Ethicon, Inc., a unit of Johnson & Johnson.

     Walter R. Maupay, Jr. has served as a director of the Company since July 1996. At his retirement in 1995, Mr. Maupay was a group executive with Bristol-Myers Squibb and president of Calgon Vestal Laboratories. From May 1988 to January 1995, Mr. Maupay had been president of Calgon Vestal Laboratories, a division of Merck & Co. From 1984 to 1988, Mr. Maupay served as vice president of Calgon Vestal Laboratories. Mr. Maupay is currently a director of Kinsey Nash Corporation, a publicly traded healthcare company.

     Irwin M. Rosenthal is a co-founder of the Company and has served as Secretary and Treasurer at various periods and a director of the Company since its inception in 1990. Mr. Rosenthal is an attorney specializing in securities law and has been a senior partner at Rubin Baum Levin Constant & Friedman since December 1991. From December 1989 to December 1991, Mr. Rosenthal was a senior partner at Baer Marks and Upham and from January 1983 to December 1989 a senior partner at Botein Hays & Sklar. Mr. Rosenthal serves as secretary and as a director of Magar Inc., of which he is a principal stockholder. Magar Inc. is a principal stockholder of the Company. Mr. Rosenthal is also a director of Magna-Lab Inc., a publicly traded medical technology company, Symbollon Corporation, a publicly traded chemical and medical technology company and a director and officer of EchoCath, Inc., a publicly traded medical technology company. Mr. Rosenthal is a general partner of Alliance Partners, a private investment partnership. Mr. Rosenthal is the co-founder and involved in the organization and development of four national health oriented non-profit foundations.

GENERAL INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     The Board met three times in the fiscal year ended December 31, 1996. The Delaware General Corporation Law provides that the Board, by resolution adopted by a majority of the entire Board, may designate one or more committees, each of which shall consist of one or more directors. The Board annually elects from its members the Executive Committee, Audit Committee and the Compensation Committee. The Company does not have a Nominating Committee. During the last fiscal year each of the directors then serving, except Messrs. Gold and Eklund who were absent from one meeting, attended at least 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which he served.

     Executive Committee. The Executive Committee exercises all the powers and authority of the Board in the management and affairs of the Company between meetings of the Board, to the extent permitted by law. The members of the Executive Committee are Dr. Moskowitz and Mr. Hickey. During fiscal 1996, the Executive Committee met twelve times.

     Audit Committee. The Audit Committee reviews the engagement of the independent accountants and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal control procedures. The Audit Committee is composed of three non-employee directors, Messrs. Gold, Maupay and Celano. During fiscal 1996, the Audit Committee did not meet separately from the Board but performed its duties in the context of Board meetings.

     Compensation Committee. The Compensation Committee reviews and recommends to the Board remuneration arrangements, compensation plans and option grants for the Company's officers, key employees, directors and others. The Compensation Committee is composed of Messrs. Eklund and Rosenthal. During fiscal 1996, the Compensation Committee did not meet separately from the Board but performed its duties in the content of Board meetings.

                            PRINCIPAL STOCKHOLDERS

     Set forth below is information concerning the stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, all directors (including nominees), the Named Executive Officers (as defined in "Executive Compensation--Summary Compensation Table") and all directors and executive officers of the Company as a group, as of April 24, 1997. For the purpose of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

                                           SHARES OF              PERCENT OF
        NAME AND ADDRESS OF              COMMON STOCK         OUTSTANDING SHARES
BENEFICIAL OWNER OR NUMBER IN GROUP  BENEFICIALLY OWNED(1)    BENEFICIALLY OWNED
-----------------------------------  ---------------------    ------------------
Chancellor LGT Asset Management,           1,814,400                 22.9%
Inc. ..............................
1166 Avenue of the Americas
New York, NY 10036
Dr. Herbert Moskowitz..............        1,124,514(2)(3)(4)        13.7%
616 Washington Court
Guilderland, NY 12084
Irwin M. Rosenthal.................          669,825(2)(3)(5)         8.4%
c/o Rubin Baum Levin Constant &
Friedman
30 Rockefeller Plaza
New York, NY 10112
Martin D. Fife.....................          631,411(2)(3)            8.0%
616 Washington Court
Guilderland, NY 12084
Magar, Inc. .......................          586,500(2)(3)(6)         7.4%
616 Washington Court
Guilderland, NY 12084
Wells Fargo Bank, N.A. ............          447,400                  5.7%
201 Third Street
San Francisco, CA 94103
Robert P. Hickey...................          106,000(7)               1.3%
c/o Life Medical Sciences, Inc.
379 Thornall Street
Edison, NJ 08837
Eli Pines, Ph.D. ..................           85,000(8)               1.1%
c/o Life Medical Sciences, Inc.
379 Thornall Street
Edison, NJ 08837
Joel L. Gold.......................           50,000(9)                 *
c/o Life Medical Sciences, Inc.
379 Thornall Street
Edison, NJ 08837

                                            SHARES OF           PERCENT OF
         NAME AND ADDRESS OF              COMMON STOCK      OUTSTANDING SHARES
 BENEFICIAL OWNER OR NUMBER IN GROUP  BENEFICIALLY OWNED(1) BENEFICIALLY OWNED
 -----------------------------------  --------------------- ------------------
Coy Eklund...........................          50,000(10)             *
c/o Life Medical Sciences, Inc.
379 Thornall Street
Edison, NJ 08837
Edward A. Celano.....................          38,889(11)             *
c/o Life Medical Sciences, Inc.
379 Thornall Street
Edison, NJ 08837
Walter R. Maupay.....................          22,667(12)             *
c/o Life Medical Sciences, Inc.
379 Thornall Street
Edison, NJ 08837
Donald W. Fallon.....................          20,000(13)             *
c/o Life Medical Sciences, Inc.
379 Thornall Street
Edison, NJ 08837
All executive officers and directors
 as a group ( 9 persons).............       1,580,395(14)          18.4%

-------------------
  * Denotes less than 1%
 (1) All shares outstanding are Common Stock and are beneficially owned, and sole voting and investment power is held by the persons named, except as otherwise noted.
 (2) Dr. Moskowitz and Messrs. Rosenthal and Fife are each officers, directors and principal stockholders of Magar Inc. and own approximately 47%, 16.5% and 30%, respectively, of the outstanding stock of such corporation. As such, these individuals may be considered to beneficially own, and to have shared investment and voting power with respect to, all shares of Common Stock owned by Magar Inc. Information relating to shares owned by each of these individuals assumes that each beneficially owns all shares owned of record by Magar Inc.
 (3) Includes 270,000 shares of Common Stock pledged to a bank as security for a loan to Magar Inc. Magar Inc. has the sole right to vote such shares, unless there is an event of default under the loan. In the event of a default by Magar Inc., the bank would have the right to dispose of the shares.
 (4) Includes shares of Common Stock issuable upon exercise of 46,110 Class A Warrants and 46,110 Class B Warrants, and 46,110 Class B Warrants issuable upon exercise of the Class A Warrants which may be exercised at any time up to September 22, 1998, into an additional 148,217 shares of Common Stock. Also includes 150,000 shares of Common Stock issuable upon exercise of an option which is currently exercisable.
 (5) Includes 50,000 shares of Common Stock issuable upon exercise of an option which is currently exercisable. Does not include approximately 25,850 shares of Common Stock and 8,400 Class A Warrants and 8,400 Class B Warrants, and 8,400 Class B Warrants issuable upon exercise of the Class A Warrants which are exercisable at any time into an additional 27,001 shares of Common Stock held by attorneys associated with Rubin Baum Levin Constant & Friedman, of which Mr. Rosenthal is a partner, as to which shares of Common Stock Mr. Rosenthal disclaims beneficial ownership.
 (6) Magar Inc. is a private investment firm which from September 1992 to December 1994 provided management consulting services to the Company.
 (7) Includes 100,000 shares of Common Stock issuable upon exercise of options which are currently exercisable, but excludes 150,000 shares of Common Stock issuable upon exercise of an option which is not exercisable within the next 60 days.
 (8) Represents shares of Common Stock issuable upon exercise of options which are currently exercisable, but excludes 25,000 shares of Common Stock issuable upon exercise of an option which is not exercisable within the next 60 days.
 (9) Represents shares of Common Stock issuable upon exercise of options which are currently exercisable, but excludes 109,919 shares of Common Stock held by Mr. Gold's wife, as to which shares of Common Stock Mr. Gold disclaims beneficial ownership.
(10) Represents shares of Common Stock issuable upon exercise of options which are currently exercisable.
(11) Includes 16,667 shares of Common Stock issuable upon exercise of options which are currently exercisable, but excludes 33,333 shares of Common Stock issuable upon exercise of an option which is not exercisable within the next 60 days, and includes 22,222 shares of Common Stock owned by Walworth Financial Services, Inc. Defined Benefit Trust, controlled by Mr. Celano.

(12) Includes 16,667 shares of Common Stock issuable upon exercise of options which are currently exercisable, but excludes 33,333 shares of Common Stock issuable upon exercise of an option which is not exercisable within the next 60 days.
(13) Represents shares of Common Stock issuable upon exercise of options which are currently exercisable, but excludes 30,000 shares of Common Stock issuable upon exercise of an option which is not exercisable within the next 60 days.
(14) Includes 686,551 shares of Common Stock issuable upon exercise of warrants and options which are currently exercisable. Excludes 271,666 shares of Common Stock underlying options that are not exercisable within the next 60 days.

                            EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company during the fiscal years ended December 31, 1996, 1995 and 1994 to the executive officers whose annual compensation exceeded $100,000 in fiscal 1996 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                             LONG TERM
                                                            COMPENSATION
                                 ANNUAL COMPENSATION           AWARDS
                              ----------------------------- ------------
                                                    OTHER                   ALL
  NAME AND PRINCIPAL                               ANNUAL    SECURITIES    OTHER
  CAPACITIES IN WHICH                              COMPEN-   UNDERLYING   COMPEN-
        SERVED           YEAR  SALARY      BONUS  SATION(1)   OPTIONS    SATION(2)
  -------------------    ---- --------    ------- --------- ------------ ---------
Dr. Herbert Moskowitz..  1996 $190,275             $ 8,571                $3,060
 Chairman of the Board,  1995 $185,000             $14,231    150,000     $  816
 President and Chief
 Executive Officer(3)    1994 $100,000(4)
Robert P. Hickey(5)....  1996 $133,846                        250,000     $1,210
 President and Chief
 Executive Officer
Eli Pines, Ph. D.(6)...  1996 $151,415    $20,000                         $1,382
 Vice President and
 Chief                   1995 $ 80,739                        110,000     $  302
 Scientific Officer
Donald W. Fallon(7)....  1996 $100,500    $10,000              20,000     $  326
 Vice President, Chief
 Financial               1995 $ 43,542                         30,000
 Officer and Treasurer

-------------------
(1) Represents accrued vacation payout for the Named Executive Officers.
(2) Represents premium payments for term life insurance for the benefit of the Named Executive Officers.
(3) Dr. Moskowitz resigned as President and Chief Executive Officer upon the hiring of Mr. Hickey in May 1996.
(4) The amount shown for Dr. Moskowitz represents payments to Magar Inc. See "Employment and Related Agreements".
(5) Mr. Hickey's employment with the Company commenced on May 29, 1996. If Mr. Hickey had been employed by the Company for the full fiscal year of 1996 his annual salary would have been $225,000.
(6) Dr. Pines' employment with the Company commenced on June 12, 1995. If Dr. Pines had been employed by the Company for the full fiscal year of 1995, his annual salary would have been $145,000.
(7) Mr. Fallon's employment with the Company commenced on July 17, 1995. If Mr. Fallon had been employed by the Company for the full fiscal year of 1995, his annual salary would have been $95,000.

     The following table sets forth certain information with respect to stock option grants during the year ended December 31, 1996 to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL
                                                                                                   REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF
                                                                                                      STOCK
                                                                                               PRICE APPRECIATION
                                                 INDIVIDUAL GRANTS(1)                          FOR OPTION TERM(2)
                         --------------------------------------------------------------------- -------------------
                         NUMBER OF SECURITIES  % OF TOTAL OPTIONS
                              UNDERLYING      GRANTED TO EMPLOYEES EXERCISE OR BASE EXPIRATION
  NAME                    OPTIONS GRANTED(#)     IN FISCAL YEAR     PRICE($/SH)(1)     DATE       5%        10%
  ----                   -------------------- -------------------- ---------------- ---------- --------- ---------
Robert P. Hickey........        50,000                18.5%             $8.13        05/29/01    518,489   654,270
                                50,000                18.5%             $8.13        05/29/02    544,414   719,697
                                50,000                18.5%             $8.13        05/29/03    571,635   791,666
                                50,000                18.5%             $8.13        05/29/04    600,216   870,833
                                50,000                18.5%             $8.13        05/29/05    630,227   957,916
Donald W. Fallon........        10,000                 3.7%             $7.00        07/17/02     93,807   124,009
                                10,000                 3.7%             $7.00        07/17/03     98,497   136,410

-------------------
(1) All options were granted with an exercise price equal to or above the fair market value of the Common Stock at the date of grant.
(2) In accordance with the rules of the Commission, the amounts shown on this table reflect hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

       The following table sets forth certain information with respect to stock option exercises by the Named Executive Officers during the year ended December 31, 1996 and the value of unexercised options at December 31, 1996.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                                     NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                           SHARES                OPTIONS AT FISCAL YEAR END(#)      AT FISCAL YEAR END($)(1)
                         ACQUIRED ON    VALUE    --------------------------------   -------------------------
   NAME                  EXERCISE(#) REALIZED($)  EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
   ----                  ----------- ----------- --------------   ---------------   ----------- -------------
Dr. Herbert Moskowitz...                                  150,000                    $594,750
Robert P. Hickey........                                   50,000           200,000
Eli Pines, Ph. D. ......                                   65,000            45,000
Donald W. Fallon........                                   20,000            30,000

-------------------
(1) Based upon the closing price of $6 5/8 per share of Common Stock on December 31, 1996, less the option exercise price.

EMPLOYMENT AND RELATED AGREEMENTS

     As of April 1, 1992, the Company entered into a three-year agreement with Magar Inc. and Dr. Herbert Moskowitz pursuant to which Dr. Moskowitz agreed to serve as the Chairman of the Board and Chief Executive Officer of the Company. The agreement required Dr. Moskowitz to devote such time and attention to the business of the Company as he deemed necessary to fulfill his duties and responsibilities under the agreement. In consideration for the services rendered by Dr. Moskowitz under the agreement, the Company was required to pay Magar Inc. $100,000 per annum and to reimburse each of Dr. Moskowitz and Magar Inc. for all ordinary and necessary business expenses incurred on behalf of the Company. Dr. Moskowitz is a director, officer and principal stockholder of Magar Inc.

     The Company entered into an agreement with Dr. Moskowitz, effective as of January 1, 1995, pursuant to which the agreement with the Company, Magar Inc. and Dr. Herbert Moskowitz was terminated and a new employment agreement was entered into. This agreement was for a term of one year and was subject to annual renewal for successive one year periods unless earlier terminated. Pursuant to the agreement, Dr. Moskowitz agreed to serve as the Chairman of the Board, Chief Executive Officer and President of the Company. The agreement required Dr. Moskowitz to devote such time and attention to the business of the Company as he deemed necessary to fulfill his duties and responsibilities under the agreement. Pursuant to the agreement, Dr. Moskowitz received a salary of $185,000 per annum subject to annual adjustment for cost-of-living increases and other increases as approved by the Board. The agreement was renewed for 1996.

     Effective May 30, 1996, the Company entered into an agreement with Dr. Moskowitz pursuant to which Dr. Moskowitz agreed to serve as Chairman of the Board. The agreement is for a term of five years and is subject to annual renewal for successive one year periods unless earlier terminated. The agreement requires Dr. Moskowitz to devote such time and attention to the business of the Company as he deems necessary to fulfill his duties and responsibilities under the agreement. Pursuant to the agreement, Dr. Moskowitz will receive a salary of $191,000 per annum subject to annual adjustment for cost-of-living increases and other increases as approved by the Board.

     If Dr. Moskowitz dies or is unable to perform his duties on account of illness or other incapacity and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus six additional months. The agreement further provides that if the Company terminates Dr. Moskowitz's employment for cause, Dr. Moskowitz shall receive his salary through the end of the month in which the termination occurred plus three additional months. If Dr. Moskowitz's employment is terminated by the Company during the term of the agreement or if the Company does not renew Dr. Moskowitz's employment agreement, Dr. Moskowitz shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus six additional months. The agreement with Dr. Moskowitz contains confidentiality and post-termination non-competition provisions.

     In March 1995, the Company granted an option to Dr. Moskowitz to acquire up to 150,000 shares of Common Stock at an exercise price of $2.66 per share. The options are exercisable until March 20, 2000.

     The Company maintains key-person life insurance coverage in the face amount of $1,000,000 on Dr. Moskowitz, naming the Company as beneficiary.

     As of May 29, 1996, the Company entered into an employment agreement with Robert P. Hickey, pursuant to which Mr. Hickey serves as President and Chief Executive Officer of the Company. The term of such agreement is for a period of five years. Pursuant to such agreement, Mr. Hickey receives an annual base salary of $225,000 subject to adjustments for cost-of-living increases and other increases as determined by the Board, and received an option under the Plan to purchase an aggregate of 250,000 shares of Common Stock. Up to twenty percent of such option commenced vesting immediately and an additional twenty percent vest on each of the first, second, third and fourth anniversaries of the effective date of Mr.

Hickey's employment. Such options are exercisable five years from the date of vesting and have an exercise price of $8 1/8. The options will terminate upon certain conditions in connection with termination of employment.

     If Mr. Hickey dies, is terminated for cause, voluntarily resigns or is unable to perform his duties on account of illness or other incapacity and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the date which termination of employment occurred. If Mr. Hickey's employment is terminated for any other reason by the Company during the term of the agreement, Mr. Hickey will receive from the Company the base salary which would otherwise be due to the date which termination of employment occurred plus severance pay equal to six months of salary. The agreement with Mr. Hickey contains confidentiality and post-termination non-competitive provisions.

     The Company maintains key-person life insurance coverage in the face amount of $1,000,000 on Mr. Hickey, naming the Company as beneficiary.

     The Company entered into an employment agreement dated June 12, 1995, with Eli Pines, Ph.D., pursuant to which Dr. Pines serves as Vice President and Chief Scientific Officer of the Company. The term of such agreement commenced on June 12, 1995 and is for a period of three years from such date, subject to automatic annual renewal unless earlier terminated. Pursuant to such agreement Dr. Pines currently receives an annual base salary of $157,500, subject to cost-of-living adjustments and bonuses, and received an option under the Plan to purchase an aggregate of 60,000 shares of Common Stock. Up to one-third of such options commenced vesting immediately and one-third vest on each of the first and second anniversaries of the effective date of Dr. Pines' employment. Such options are exercisable five years from the date of vesting and have an exercise price equal to $7.00 per share. The options will terminate upon certain conditions in connection with termination of employment. The agreement also allows for termination at any time with or without cause without any significant payments by the Company and contains confidentiality and non-competition provisions.

     If Dr. Pines dies or is unable to perform his duties on account of illness or other incapacity and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred. In the event that termination results from an incapacity, then Dr. Pines or his legal representation shall also receive from the Company a one month pro-rata portion of his base salary. The agreement further provides that if the Company terminates Dr. Pines' employment for cause or if Dr. Pines voluntarily leaves the employment of the Company, Dr. Pines shall receive his salary through the end of the month in which the termination occurred. If Dr. Pines' employment is terminated by the Company without cause during the second or third year of the agreement, Dr. Pines shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus two additional months. The agreement with Dr. Pines contains confidentiality and post-termination non-competition provisions.

     In December 1995, the Company granted an option to Dr. Pines to acquire up to 50,000 shares of Common Stock at an exercise price of $9.00 per share. One-half of the options vested immediately and the remaining vest upon successful completion of a certain clinical development program, if completed by December 31, 1997. The options are exercisable for five years from the date of vesting.

     The Company maintains key-person life insurance coverage in the face amount of $1,000,000 on Dr. Pines, naming the Company as beneficiary.

     The Company entered into an employment agreement dated June 12, 1995, with Donald W. Fallon, pursuant to which Mr. Fallon serves as Vice President and Chief Financial Officer of the Company. The term of such agreement commenced on July 17, 1995 and is for a period of three years from such date, subject to automatic annual renewal unless earlier terminated. Pursuant to such agreement Mr. Fallon currently receives an annual base salary of $107,000, subject to cost-of-living adjustments and bonuses, and received an option under the Plan to purchase an aggregate of 30,000 shares of Common Stock. Up to one-third of such options commenced vesting immediately and one-third vest on each of the first and second anniversaries of the effective date of Mr. Fallon's employment. Such options are exercisable five years from the date of vesting and have an exercise price equal to $6.88. The options will terminate upon certain conditions in connection with termination of employment. The agreement also allows for termination at any time with or without cause without any significant payments by the Company and contains confidentiality and non-competition provisions.

     If Mr. Fallon dies or is unable to perform his duties on account of illness or other incapacity and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred. In the event that termination results from an incapacity, then Mr. Fallon or his legal representation shall also receive from the Company a one month pro-rata portion of his base salary. The agreement further provides that if the Company terminates Mr. Fallon's employment for cause or if Mr. Fallon voluntarily leaves the employment of the Company, Mr. Fallon shall receive his salary through the end of the month in which the termination occurred. If Mr. Fallon's employment is terminated by the Company without cause during the second or third year of the agreement, Mr. Fallon shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus two additional months. The agreement with Mr. Fallon contains confidentiality and post-termination non-competition provisions.

     In July 1996, the Company granted an option to Mr. Fallon to acquire up to 20,000 shares of Common Stock at an exercise price of $7.00 per share. One-half of the options vest on the first anniversary of the date of grant and the remaining options vest on the second anniversary of the date of grant. The options are exercisable for five years from the date of vesting.

     Under the foregoing employment agreements the Company is required to obtain life insurance coverage on the life and for the benefit of each of the executives in an amount equal to twice the amount of their base salary then in effect. Each of the executives will also have the right to participate in all group insurance, hospital, dental, major medical and disability benefits, stock option plans and other similar benefits afforded to executives.

DIRECTOR COMPENSATION

     All directors of the Company are reimbursed for reasonable expenses incurred by them in acting as a director or as a member of any committee of the Board. All outside directors are entitled to receive $500 for each Board or committee meeting attended.

     In the fiscal year ended December 31, 1996, the Company granted Mr. Maupay, an option under the Plan to acquire up to 50,000 shares of Common Stock at $7 7/8 per share. Up to one-third of such options commenced vesting immediately and one-third vest on each of the first and second anniversaries of the grant date. Such options are exercisable five years from the date of vesting.

                             CERTAIN TRANSACTIONS

     Mr. Rosenthal is a partner at Rubin Baum Levin Constant & Friedman, which firm serves as counsel to the Company. The Company paid or accrued approximately $392,000, $92,000 and $402,000 in the years ended December 31, 1994, 1995 and 1996, respectively, for legal services rendered by Rubin Baum Levin Constant & Friedman.

     In February 1997, the Company entered into a one-year consulting agreement with L. T. Lawrence & Co., Inc., an investment banking firm to provide certain advisory services to the Company. In addition to an annual consulting fee of $54,000, the Company has granted to L. T. Lawrence & Co., Inc. an option to purchase up to 150,000 shares of Common Stock at $6.00 per share. Joel Gold, a director of the Company, is an executive vice president of
L. T. Lawrence & Co., Inc.

 APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 1992 STOCK OPTION
                                     PLAN

     In August 1992, the directors of the Company adopted and the stockholders of the Company approved the Plan. The purpose of the Plan is to enable the Company to attract and retain competent employees, to make service on the Board of the Company more attractive to present and prospective non-employee directors of the Company and to provide a means to encourage stock ownership and proprietary interest in the Company by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts the financial success and growth of the Company largely depend.

     The Plan initially provided that the total number of shares of Common Stock with respect to which options and stock appreciation rights ("SARs") may be granted thereunder was 207,500. At the May 1993 Annual Meeting of Stockholders, the stockholders approved an amendment to the Plan increasing such number to 407,500. At the May 1994 Annual Meeting of Stockholders, the stockholders approved an amendment to the Plan increasing such number to 907,500. The Board has adopted a further amendment to the Plan, subject to the approval of stockholders pursuant to Section 22 of the Plan, to increase the total number of shares with respect to which options and SARs may be granted thereunder to 1,407,500 shares (the "Proposed Amendment"). The Proposed Amendment will enable the Plan to continue to achieve its purpose as described in the immediately preceding paragraph. At April 24, 1997, without the Proposed Amendment, no shares would be available for grant under the Plan.

     The complete text of the Plan, as proposed to be amended by the Proposed Amendment (which is reflected in Section 2(a) thereof) will be furnished without charge to each person whose proxy is being solicited, upon the written request of such person directed to the Company, Attention: Investor Relations. The complete text of the Plan as amended at the 1993 Annual Meeting of Stockholders was set forth in Exhibit A to the proxy statement for that meeting. The following summary of material features of the Plan as proposed to be amended by the Proposed Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Plan.

     The Plan may be administered by either the Board or a committee of the Board composed solely of two or more "Non-Employee" directors (the "Compensation Committee"). Members of the Compensation Committee must be "Non-Employee Directors" within the meaning of paragraph (b)(3) of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Board or the Compensation Committee, as the case may be, shall determine, among other things, the recipients of grants, whether a grant will consist of incentive stock options ("ISOs"), nonqualified stock options or SARs (in tandem with an option or free-standing) or a combination thereof, and the number of shares to be subject to such options. In the event that a duly constituted Compensation Committee is not in existence at any time, the Board will administer the Plan.

     Options designated as ISOs may be granted only to officers and key employees of the Company. Directors who are not otherwise employees of the Company shall not be eligible to be granted ISOs pursuant to the Plan. SARs and options designated as non-qualified options may be granted to officers and key employees of the Company, or agents, medical and scientific advisors and directors of and consultants to the Company, whether or not otherwise employees of the Company. The Company currently has four executive officers and five non-employee directors.

     In determining the eligibility of an individual to be granted an option or SAR, as well as in determining the number of shares to be optioned to any individual, the Board or the Compensation Committee shall take into account the position and responsibilities of the individual being considered, the nature and value to the Company of his or her services and accomplishments, his or her present and potential contribution to the success of the Company and such other factors as the Board or the Compensation Committee may deem relevant.

     The Plan provides for the granting of ISOs to purchase the Company's Common Stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and SARs with any lawful exercise price. SARs granted in tandem with an option have the same exercise price as the related option. The Plan contains certain limitations applicable only to ISO's granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares of Common Stock to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of such $100,000 limitation will be treated as a nonqualified stock option. In addition, if an optionee owns more than 10% of the total voting power of all classes of the Company's stock at the time the individual is granted an ISO, the option price per share of Common Stock cannot be less than 110% of the fair market value per share of Common Stock and the term of the ISO cannot exceed five years from the date of grant. No option or SAR may be granted after ten years from the effective date of the Plan and no option or SAR may be outstanding for more than ten years after its grant.

     Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of the Company's Common Stock, or in any combination thereof. The Plan permits the Company to lend to the holder of an option funds sufficient to pay the exercise price. SARs which give the holder the privilege of surrending such rights for the appreciation in the Common Stock between the time of the grant and the surrender may be settled in the discretion of the Board or the Compensation Committee, as the case may be, in cash, Common Stock, or in any combination thereof. The exercise of an SAR granted in tandem with an option cancels the option to which it relates with respect to the same number of shares of Common Stock as to which the SAR was exercised. The exercise of an option cancels any related SAR with respect to the same number of shares of Common Stock as to which the option was exercised. Generally, options and SARs may be exercised while the recipient is performing services for the Company and within three months after termination of such services provided the term has not expired. In the event that the employment of an option holder terminates due to death or disability, the option or SAR may generally be exercised by the holder or the holder's beneficiary until twelve months after termination of employment provided that the term of the option or SAR at such time has not expired. In the event an option holder is terminated for cause or for breach of an employment agreement, the option or SAR will terminate on the date the holder ceases to perform services for the Company.

     The Plan may be terminated at any time by the Board, which may also amend the Plan, except that it may not increase the number of shares subject to the Plan or change the class of persons eligible to receive options and SAR's under the Plan without stockholder approval.

 Plan Benefits

     The Company has granted options to purchase an aggregate of 958,667 shares of Common stock under the Plan to officers, consultants, directors and advisors to the Company, of which the grants of options for 51,167 shares are subject to stockholder approval of the Proposed Amendment. Of the options granted under the Plan, 126,667 have been exercised with exercise prices ranging from $2.50 to $9.12 per share and 832,000 are outstanding with exercise prices ranging from $2.00 to $9.00 per share.

     The specific future benefits or amounts to be received by executive officers and employees under the Plan as proposed to be amended by the Proposed Amendment is not determinable. The benefits and amounts received during 1996 and 1997 are:

                               NEW PLAN BENEFITS

                                        NUMBER OF
                                       SECURITIES    EXERCISE
                             YEAR OF   UNDERLYING      PRICE
       NAME AND POSITION      GRANT  OPTIONS GRANTED PER SHARE
     ----------------------  ------- --------------- ---------
     Robert P. Hickey         1997
      President & Chief
      Executive Officer       1996       250,000       $8.13
     Donald W. Fallon         1997
      Vice President, Chief   1996        20,000       $7.00
      Financial Officer
      & Treasurer
     Walter R. Maupay         1997
      Director                1996        50,000       $7.88
     Edward A. Celano         1997        50,000(1)    $4.44
      Director                1996
     Mark Citron              1997
      Employee                1996        30,000       $8.13
     Irene Ives               1997         5,000(2)    $6.63
      Employee                1996
     Kathleen Keegan          1997         2,000       $4.88
      Employee                1996
     Executive Group          1997             0
                              1996       270,000
     Non-Executive Director
      Group                   1997        50,000
                              1996        50,000
     Non-Executive Officer
      Employee Group          1997         7,000
                              1996        30,000

-------------------
(1) Granted subject to stockholder approval of the Proposed Amendment.
(2) 1,167 granted subject to stockholder approval of the Proposed Amendment.

     The last sale price of the Company's Common Stock on April 21, 1997 as reported by the Nasdaq National Market was $5 1/8.

 Federal Income Tax Consequences

     Neither the receipt nor the exercise of an ISO is a taxable event, and if the optionee does not dispose of stock acquired under an ISO prior to the expiration of the requisite holding periods, any gain resulting from the sale of the stock is long term capital gain. In such case the Company is not entitled to any tax deduction with respect to the grant or the exercise of the option. However, the amount by which the fair market value of shares at the time of exercise of the option exceeds the option price will constitute an item of tax preference for purposes of the alternative minimum tax. The statutory holding period is at least two years from the date the ISO is granted and one year from the date the optionee receives his shares of Common Stock pursuant to the exercise. If the stock is disposed of before the end of the statutory holding period, the lesser of the difference between the exercise price and the fair market value of the stock on the date of exercise or the total amount of gain realized on the sale must be reported by the optionee as ordinary income and the Company is entitled to a tax deduction for that amount. The remaining gain, if any, is taxed to the optionee as long or short term capital gain.

     The receipt of a nonqualified stock option issued under the Plan will not result in any taxable income to the optionee or a tax deduction to the Company at the time the option is granted. Generally, the optionee will recognize ordinary income at the time the nonqualified stock option is exercised in an amount equal to the excess of the fair market value on the date of exercise of the shares received over the exercise price, and the Company will be entitled to a tax deduction of an equal amount in the year the optionee recognizes such income. The optionee will have a tax basis for his shares equal to their fair market value at the time the optionee recognizes ordinary income and any additional gain or loss recognized by the optionee on disposition of the shares will generally be a short or long term capital gain or loss and will not result in any additional tax deduction to the Company.

     The holder of an SAR will not realize any taxable income upon the grant of such right. The holders will realize ordinary income in the tax year in which payment is realized in an amount equal to the amount of cash and/or the then fair market value of the shares of Common Stock received upon exercise, and the Company will normally be entitled to a tax deduction for an equal amount for the same year.

 Further Information

     To become effective, the Proposed Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE PROPOSED AMENDMENT.

 Other Options

     The Company has granted options outside of the Plan to purchase an aggregate of 1,158,851 shares of Common Stock to officers, key employees of the Company, agents, medical and scientific advisors and directors of and consultants to the Company, whether or not otherwise employees of the Company. Of the options granted outside the Plan, 255,000 have been exercised with exercise prices ranging from $2.75 to $7.00 per share and 903,851 are outstanding with exercise prices ranging from $2.75 to $9.25.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     MANAGEMENT OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF RICHARD A. EISNER & COMPANY, LLP, AS THE INDEPENDENT AUDITORS FOR THE COMPANY.

     Richard A. Eisner & Company, LLP, has served as the Company's independent accountants. The Company has requested that a representative of Richard A. Eisner & Company, LLP, attend the Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

                                 OTHER MATTERS

     The Board is not aware of any matters not set forth herein that may come before the Meeting. If, however, further business properly comes before the Meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 1998 Annual Meeting of Stockholders, such proposals must be received by the Company not later than December 29, 1997. Proposals should be directed to the attention of the Secretary of the Company.

                          ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, accompanies this Proxy Statement. This Annual Report on Form 10-K does not constitute a part of the proxy soliciting material.

                                             By order of the Board of
                                             Directors,

                                             Dr. Herbert MoskowitzChairman

Dated: April 28, 1997

                          LIFE MEDICAL SCIENCES, INC.
                              379 THORNALL STREET
                           EDISON, NEW JERSEY 08837

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 3, 1997
          This Proxy is solicited on Behalf of the Board of Directors
  The undersigned hereby appoints Donald W. Fallon and Irwin M. Rosenthal, and each of them (with full power to act without the other), as proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders to be held at the Woodbridge Hilton, 120 Wood Avenue South, Iselin, New Jersey 08830 on June 3, 1997 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated below.

  1. Election of Directors

    [_] FOR all nominees listed below (except as marked to the contrary below)
                                                       [_] WITHHOLD AUTHORITY
                                                          to vote for all
                                                          nominees listed
                                                          below
     Dr. Herbert Moskowitz, Edward A. Celano, Coy Eklund, Joel L. Gold
     Robert P. Hickey, Walter R. Maupay and Irwin M. Rosenthal
(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)
-------------------------------------------------------------------------------
  2. To approve an amendment to the Company's Amended and Restated 1992 Stock Option Plan
                [_] FOR         [_] AGAINST         [_] ABSTAIN
                 (Continued, and to be signed on reverse side)

  3. To ratify the appointment of Richard A. Eisner & Company, LLP as the independent auditors of the Company.
                [_] FOR         [_] AGAINST         [_] ABSTAIN

  4. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

  The Shares represented by this proxy will be voted as directed. If no contrary instruction is given, the Shares will be voted FOR the election of the nominees and FOR Proposals 2 and 3. On any other matters that may come before the meeting the proxy will be voted in the discretion of the above-named persons.

                                           DATED: _______________________, 1997

                                           Signature: _________________________
                                           ------------------------------------
                                           Signature if held jointly.
                                           (Please date, sign as name appears
                                           at the left, and return promptly.
                                           If the Shares are registered in the
                                           names of two or more persons, each
                                           should sign. When signing as
                                           Corporate Officer, Partner,
                                           Executor, Administrator, Trustee or
                                           Guardian, please give full title.
                                           Please note any changes in your
                                           address alongside the address as it
                                           appears in the proxy.)